Filed Pursuant to Rule 424(b)(3)
Registration No. 333-216286

The information in this preliminary Pricing Supplement is not complete and may be changed. This preliminary Pricing Supplement and the accompanying Prospectus Supplement and Prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 28, 2018 Preliminary Pricing Supplement dated (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$                           Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

•                  The Notes are linked to a basket consisting of the equity securities (each, a “Basket Component” and together, the “Basket”) of 8 publicly traded companies engaged in the healthcare industry that are not affiliated with us (each, a “Basket Component Issuer”).

•                  The Basket Components, which were selected by Raymond James & Associates, Inc. (“Raymond James”), are: CVS Health Corporation (“CVS”); UnitedHealth Group Incorporated (“UNH”); Abbott Laboratories (“ABT”); Boston Scientific Corporation (“BSX”); Mylan N.V. (“MYL”); Incyte Corporation (“INCY”); Vertex Pharmaceuticals Incorporated (“VRTX”); and Sage Therapeutics, Inc. (“SAGE”).

•                  The Notes are designed for investors who seek a 200% leveraged positive return based on any appreciation in the value of an equally weighted Basket. Investors should be willing to accept a payment at maturity that is capped at the Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the value of the Basket decreases from its value on the pricing date.

•                  Investors in the Notes may lose up to 100% of their principal amount at maturity.

•                  The Maximum Redemption Amount will be determined on the Pricing Date and will be between $1,300 and $1,330 for each $1,000 in principal amount (a 30% to 33% return).

•                  The Notes do not bear interest.

•                  Any payment at maturity on the Notes is subject to our credit risk.

•                  The CUSIP number of the Notes is 13605WKD2.

The Notes will be issued in the denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

The Notes are unsecured obligations of CIBC and any payment on the Notes is subject to the credit risk of CIBC. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this Pricing Supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Additional Risk Factors” on page PRS-[7] of this pricing supplement, and “Risk Factors” in the accompanying Prospectus Supplement and Prospectus.

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions(1)	0.00%	$
Proceeds to CIBC(2)	100.00%	$

(1)          Raymond James will act as our agent for the distribution of the Notes. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this document.

(2)          Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors—The Inclusion of Dealer Spread and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this Pricing Supplement.

The initial estimated value of the Notes on the Pricing Date as determined by the Bank is expected to be between $948.90 and $978.00 per $1,000 principal amount of the Notes, which is less than the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement for additional information. The difference between the estimated values of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Pricing Date and you may lose all or a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and any hedging transactions. The Bank’s affiliates may also realize a profit that will be based on (i) the payments received on the hedging transactions minus (ii) the cost of creating and maintaining the hedging transactions.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about                       , 2018 against payment in immediately available funds.

CIBC World Markets

Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”) and the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this Pricing Supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this Pricing Supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We, CIBC World Markets Corp. (“CIBCWM”), Raymond James and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and Raymond James are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf, on behalf of CIBCWM, or on behalf of Raymond James, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

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Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this Pricing Supplement, the Prospectus Supplement dated March 28, 2017 and the Prospectus dated March 28, 2017, each filed with the SEC. See “About This Pricing Supplement” in this Pricing Supplement.

Payment at Maturity:

If the Percentage Change multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the Notes will equal the Maximum Redemption Amount.

If the Percentage Change multiplied by the Upside Leverage Factor is positive but is less than the Maximum Return, then the amount that the investors will receive at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change × Upside Leverage Factor)]

If the Percentage Change is zero, then the payment at maturity will equal the principal amount of the Notes.

If the Percentage Change is negative, the amount that the investors will receive at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

Upside Leverage Factor:	200%

Maximum Return:	Between 30% and 33%, to be determined on the Pricing Date.

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of between $1,300 and $1,330 per $1,000 in the principal amount of the Notes, to be determined on the Pricing Date.

Initial Level:	Set to 100 on the Pricing Date.

Final Level:	Initial Level × (1+ Percentage Change)

Percentage Change:	The sum of the Weighted Percentage Change for each Basket Component.

Weighted Percentage Change:	For each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change.

Component Change:	With respect to each Basket Component: Final Basket Component Level – Initial Basket Component Level Initial Basket Component Level

Initial Basket Component Level:

With respect to each Basket Component on the Pricing Date, the arithmetic mean of the prices at which we or any of our affiliates (which may include the Calculation Agent) acquires, establishes, reestablishes, substitutes, maintains, unwinds or disposes of, as the case may be, any transactions or assets relating to that Basket Component, as we deem necessary to hedge our obligations with respect to the Notes. The Initial Basket Component Level of each Basket Component is subject to adjustment as described in the section “Description of the Notes—Anti-dilution Adjustments” in this Pricing Supplement.

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Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

Final Basket Component Level:	With respect to each Basket Component, its closing price on the Valuation Date.

The Basket:	Basket Components	Bloomberg Tickers	Weighting Percentage	Initial Basket Component Levels
	CVS Health Corporation	CVS	12.5%

	UnitedHealth Group Incorporated	UNH	12.5%

	Abbott Laboratories	ABT	12.5%

	Boston Scientific Corporation	BSX	12.5%

	Mylan N.V.	MYL	12.5%

	Incyte Corporation	INCY	12.5%

	Vertex Pharmaceuticals Incorporated	VRTX	12.5%

	Sage Therapeutics, Inc.	SAGE	12.5%

Pricing Date:	Expected to be March 23, 2018.

Issue Date:	Expected to be March 29, 2018.

Valuation Date:

Expected to be September 23, 2019. The Valuation Date is subject to postponement in the event of a Market Disruption Event with respect to a Basket Component, as described below under “Description of the Notes—Consequences of Market Disruption Events” in this Pricing Supplement.

Maturity Date:

Expected to be September 26, 2019. The Maturity Date is subject to postponement in the event of a Market Disruption Event with respect to a Basket Component, as described below under “Description of the Notes —Consequences of Market Disruption Events” in this Pricing Supplement. If the Maturity Date is not a Business Day, the Maturity Date will be the next following Business Day, unless the next following Business Day is the next Calendar Month, in which case the Maturity Date will be the first preceding Business Day.

Calculation Agent:	Canadian Imperial Bank of Commerce

CUSIP / ISIN:	13605WKD2 / US13605WKD29

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Distribution:	The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer

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Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

or agent may make offers of the Notes to any such investor.

Certain U.S. Benefit Plan Investor Considerations:	For a discussion of U.S. benefit plan investor considerations, please see “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Prospectus.

Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this Pricing Supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

The Pricing Date and the Issue Date of the Notes are subject to change. The actual Pricing Date, Issue Date, Valuation Date and Maturity Date for the Notes will be set forth in the final Pricing Supplement relating to the Notes.

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Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

HYPOTHETICAL PAYMENTS ON THE NOTES AT MATURITY

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Payment at Maturity. The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below are based on a hypothetical Maximum Redemption Amount of 31.50%, which is the midpoint of the range set forth on the cover page.

Basket Level Percentage	Payment at Maturity per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
150.00%	$1,315.00	31.50%
140.00%	$1,315.00	31.50%
120.00%	$1,315.00	31.50%
115.75%	$1,315.00	31.50%
110.00%	$1,200.00	20.00%
105.00%	$1,100.00	10.00%
100.00%	$1,000.00	0.00%
95.00%	$950.00	-5.00%
90.00%	$900.00	-10.00%
80.00%	$800.00	-20.00%
70.00%	$700.00	-30.00%
60.00%	$600.00	-40.00%
50.00%	$500.00	-50.00%

Please see “Additional Risk Factors—Your Investment in the Notes May Result in a Loss” below.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The value of the Basket decreases from the Initial Level of 100.00 to a hypothetical Final Level of 50.00, representing a Percentage Change of -50%. Because the Percentage Change is negative, and the hypothetical Final Level of 50.00 is less than the Initial Level, the investor receives a payment at maturity of $500 per $1,000 in principal amount of the Notes, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

Example 2: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $105.00, representing a Percentage Change of 5%. Because the Percentage Change is positive and the Percentage Change multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,100.00 per $1,000 in principal amount of the Notes, calculated as follows:

$1,000 + [$1,000 × (5% × 200.00%)] = $1,100.00

Example 3: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $120.00, representing a Percentage Change of 20%. Because the Percentage Change is positive and when multiplied by the Upside Leverage Factor, exceeds the Maximum Return, the investor receives a payment at maturity of $1,315.00 per $1,000 in principal amount of the Notes, the Maximum Redemption Amount.

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Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this Pricing Supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes Are Not Ordinary Debt Securities and Your Return May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the value of the Notes will differ from the value of traditional fixed or floating rate debt securities. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same Maturity Date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in this Pricing Supplement. None of the Issuer, CIBCWM or Raymond James makes any recommendation as to whether the Notes are a suitable investment for any person.

Your Investment in the Notes May Result in a Loss.

The Notes do not bear interest, and you may lose some or all of your investment. There is no minimum percentage of your principal that you are entitled to receive under the terms of the Notes. The payment at maturity will be based on the Final Level, and whether the Final Level of the Basket on the Valuation Date has declined from the Initial Level. If the Final Level is less than the Initial Level, you will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level. Accordingly, you could lose up to 100% of the principal amount of the Notes.

Your Return on the Notes is Limited to the Maximum Redemption Amount, Regardless of Any Appreciation in the Level of the Basket.

You will not receive a payment at maturity with a value greater than the Maximum Redemption Amount per $1,000 in principal amount of the notes. This will be the case even if the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return.

No Periodic Interest Will Be Paid on the Notes.

No periodic interest will be paid on the Notes. However, because it is possible that the Notes may be classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid cash-settled derivative contracts, you may be required to accrue interest income over the term of your Notes. See “Certain U.S. Federal Income Tax Considerations” in this Pricing Supplement.

Holding the Notes Is Not the Same as Holding the Basket Components.

Holding the Notes is not the same as holding the Basket Components. The return on your Notes will not reflect the return you would realize if you actually owned the Basket Components. Changes in the prices of the Basket Components may not result in comparable changes in the market value of your Notes. Even if the prices of the Basket Components increase during the term of the Notes, the market value of the Notes prior to maturity may not increase to the same extent. It is also possible for the market value of the Notes prior to maturity to decrease while

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Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

the prices of the Basket Components increase. In addition, any dividends or other distributions paid on the Basket Components will not be reflected in the amount payable on the Notes.

The Bank’s Estimated Value of the Notes Is Lower than the Original Issue Price (Price to Public) of the Notes.

The Bank’s estimated value is only an estimate and is based on several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.

The Bank’s estimated value of the Notes is only an estimate, which is determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value is based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Pricing Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, including the prices of the Basket Components, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which any party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s estimated value does not represent a minimum price at which any party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank’s estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes had an adverse effect on the economic terms of the Notes and the estimated value of the Notes on the Pricing Date and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which any party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude, for example, the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM or other market participants as a result of dealer discounts, mark-ups or other transaction costs.

Any Increase in the Price of One or More Basket Components May Be Offset by Decreases in the Price of One or More Other Basket Components.

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Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

The price of one or more of the Basket Components may increase while the price of one or more of the other Basket Components decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Basket Components may be moderated, or wholly offset, by decreases in the price of one or more other Basket Components.

The Notes Will Not Be Listed on Any Securities Exchange or Any Inter-Dealer Quotation System; There May Be No Secondary Market for the Notes; Potential Illiquidity of the Secondary Market.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, CIBCWM or any of our other affiliates may (but are not obligated to) make a secondary market for the Notes. However, they may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which CIBCWM or any of our other affiliates are willing to transact. If none of CIBCWM or any of our other affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, among others, many of which are beyond our control, may influence the market value of your Notes:

•                  the market prices of the Basket Components;

•                  the dividend yields of the Basket Components;

•                  economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the healthcare industry of the U.S. market in particular, and which may affect the values of the Basket Components;

•                  interest rates and yield rates in the market;

•                  the time remaining until your Notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your Notes if you sell your Notes before maturity. If you sell your Notes prior to maturity, you may receive less than the principal amount.

Your Investment Is Subject to the Credit Risk of the Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of CIBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the principal amount at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus.

The indenture (as defined below) does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any Basket Components. We and our affiliates will not pledge or otherwise hold any Basket Components for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Basket Components we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The Final Level Is Based on the Closing Prices of the Basket Components on the Valuation Date and May Be Less Than the Closing Prices of The Basket Components Prior to the Valuation Date.

The Final Level will be calculated based on the closing prices of the Basket Components on the Valuation Date. The closing prices prior to that date will not be used to determine the payment at maturity. Therefore, no matter how high the prices of the relevant Basket Components may be during the term of the Notes, only the closing prices of the Basket Components on the Valuation Date will be used to calculate the Final Level and the payment at maturity.

Correlation Among the Basket Components May Affect the Value of Your Notes.

The Basket Components may not represent a diversified portfolio of securities. To the extent that the Basket Components move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily apply to a diversified portfolio of securities. The Basket Components are concentrated in a single of industry. As a result, an investment in the Notes will increase your exposure to fluctuations in that industry.

Companies in the Healthcare Industry Are Subject to a Variety of Risks.

The issuers of the Basket Components all operate in the healthcare industry, and all face a variety of risks.  For example, companies in the healthcare industry are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure, and limited product lines.  Companies in the healthcare industry are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Healthcare companies may also be subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the healthcare industry require significant research and development and may be subject to regulatory approvals, all of which may be time consuming.  Any of these factors can reduce the prices of the Basket Component sand your return on the Notes.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components.

In the ordinary course of business, we, CIBCWM, Raymond James or our respective affiliates may have expressed views on expected movements in the Basket Components, and may do so in the future. These views or reports may be communicated to our clients, CIBCWM’s clients, Raymond James’ clients and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Basket Components may at any time have significantly different views from those of us, CIBCWM, Raymond James or our respective affiliates. For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by us, CIBCWM, Raymond James or our respective affiliates. For additional information, see “Information Regarding the Basket Components” in this Pricing Supplement and the Basket Component Issuers’ SEC filings. We urge you to review financial and other information filed by the Basket Component Issuers with the SEC before investing in the Notes.

Certain Business and Trading Activities May Create Conflicts with Your Interests and Could Potentially Adversely Affect the Value of the Notes.

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Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

We, CIBCWM, Raymond James or one or more of our respective affiliates, may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we, CIBCWM, Raymond James or one or more of our respective affiliates, may have in our or their proprietary accounts. We, CIBCWM, Raymond James and our respective affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we, CIBCWM, Raymond James, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this Pricing Supplement.

The Calculation Agent Can Postpone the Determination of the Final Level if a Market Disruption Event Occurs.

The determination of the Final Level may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on the Valuation Date with respect to one or more Basket Components. If such a postponement occurs, then the Valuation Date will be postponed for each Basket Component to the first succeeding day that is a Trading Day for each Basket Component and on which a Market Disruption Event has not occurred and is not continuing for any Basket Component. In no event, however, will the Valuation Date be postponed by more than seven Trading Days. As a result, if a Market Disruption Event occurs or is continuing on the Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than seven Trading Days. No interest will accrue as a result of delayed payment.

If the determination of the Final Level is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day for one or more Basket Components that day will nevertheless be the date on which the Final Level will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the Market Disruption Event. See “Description of the Notes—Consequences of Market Disruption Events” in this Pricing Supplement. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Description of the Notes—Appointment of Independent Calculation Experts” in this Pricing Supplement.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment at maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting one or more Basket Components has occurred, and make certain adjustments with respect to the Basket Components if certain corporate events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the payment at maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Exercising discretion in this manner could adversely affect the value of the Notes. Under certain circumstances, the determinations of the

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Calculation Agent will be confirmed by one or more independent calculation experts. See “Description of the Notes—Appointment of Independent Calculation Experts” in this Pricing Supplement.

The Historical Performance of the Basket Components Should Not Be Taken as an Indication of Their Future Performance.

The closing prices of the Basket Components on the Valuation Date will determine the payment at maturity. The historical performance of the Basket Components does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the prices of the Basket Components will rise or fall during the term of the Notes. The prices of the Basket Components will be influenced by complex and interrelated political, economic, financial and other factors.

The Notes Are Subject to Risks Associated with Basket Components that Have a Limited Trading History.

Sage Therapeutics, Inc. has been publicly traded for a limited period of time. Accordingly, there is only a limited trading history available for this Basket Component upon which you can evaluate its prior performance.

The Notes Are Not Insured by Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

Significant Aspects of the Tax Treatment of The Notes Are Uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this Pricing Supplement.

The Inclusion of the Basket Components in the Basket Does Not Guarantee a Positive Return on the Notes.

The inclusion of the Basket Components in the Basket does not guarantee a positive return on the Notes. There can be no assurance that any Basket Component, or the Basket in its entirety, will increase in value. The performance of the Basket Components may be less than the performance of the equities markets generally, less than the performance of other healthcare companies that are not included in the Basket, less than the performance of other sectors of the equity markets, or less than the performance of other securities in which you may choose to invest. The Basket Components were selected by the Equity Research Department at Raymond James, but any views expressed by such research department are separate and apart from the offering of these Notes and do not constitute investment advice.  There is no assurance that any Basket Component Issuers will be successful or that the price of any Basket Components will increase. Our offering of the Notes does not constitute our recommendation or the recommendation of Raymond James or any of our respective affiliates to invest in the Notes or in the Basket Components.

You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Basket Components at Maturity.

Investing in the Notes will not make you a holder of any of the Basket Components. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.

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Changes That Affect a Basket Component May Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

Changes affecting a Basket Component or a Basket Component Issuer, such as reorganizations or mergers, will be reflected in the price of that Basket Component and therefore could affect the amount payable on your Notes at maturity and the market value of the Notes prior to maturity. If these events occur, the Calculation Agent may, for example, adjust the composition of the Basket. See “Description of the Notes—Anti-dilution Adjustments.”

We Have No Affiliation with Any of the Basket Component Issuers.

No Basket Component Issuer is an affiliate of the Bank or Raymond James and none are involved in the Bank’s offering of the Notes under this Pricing Supplement in any way. Consequently, we have no control of the actions of the Basket Component Issuers, including any corporate actions of the type that would require the Calculation Agent to adjust the payment to you. The Basket Component Issuers have no obligation to consider your interest as an investor in the Notes in taking any corporate actions that might affect the value of the Notes. None of the money you pay for the Notes will be paid to the Basket Component Issuers.

We Cannot Assure You that the Public Information Provided by the Basket Component Issuers Is Accurate or Complete.

All disclosures contained in this Pricing Supplement regarding the Basket Component Issuers are derived from publicly available documents and other publicly available information. We and Raymond James have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the Basket Component Issuers in connection with the offering of the Notes. We and Raymond James do not make any representation that such publicly available documents or any other publicly available information regarding the Basket Component Issuers are accurate or complete, and are not responsible for public disclosure of information by the Basket Component Issuers, whether contained in filings with the SEC or otherwise. Furthermore, we and Raymond James cannot give any assurance that all events occurring prior to the date of this Pricing Supplement, including events that would affect the accuracy or completeness of the public filings of the Basket Component Issuers or the value of the Basket Components (and therefore the Final Basket Component Levels of the Basket Components), will have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclosure material future events concerning Basket Component Issuers could affect the amount you will receive at maturity and, therefore, the trading price of the Notes. Any prospective investor of the Notes should undertake an independent investigation of the Basket Component Issuers as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Industry Consolidation and Other Corporate Events May Alter the Composition of the Basket.

If a Basket Component Issuer is acquired in a stock-for-stock transaction, the stock of the acquiring company will assume that Basket Component’s place in the Basket, including if the stock of the acquiring company is already in the Basket. Consequently, any consolidation among issuers of the Basket Components will result in an increased weighting in the Basket for the surviving company. The effects on the Basket and the Initial Basket Component Levels of the Basket Components of consolidation transactions and other reorganization events with respect to the Basket Components are described in “Description of the Notes—Anti-dilution Adjustments.”

You Will Have Limited Anti-Dilution Protection With Respect to the Basket Components.

The Calculation Agent will make adjustments to the Basket for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Description of the Notes—Anti-dilution Adjustments” below. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect a Basket Component. For example, the Calculation Agent will not make any adjustments for events such as an offering by a Basket Component Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Basket Components, and adversely affect the value of your Notes.

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The Return on the Notes May Be Exposed to Fluctuations in Exchange Rates That Might Affect the Prices of the Basket Components and The Payment At Maturity.

Because the Basket Components included in the Basket, in addition to their U.S. listing, may trade in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those Basket Components are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the Notes at maturity.

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DESCRIPTION OF THE NOTES

We will issue the Notes in the form of a fully registered global Note registered in the name of the nominee of the Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying Prospectus Supplement and “Description of Senior Debt Securities—Legal Ownership and Book-Entry Issuance” in the accompanying Prospectus.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes (Structured Notes)” that we may issue from time to time under the senior indenture, dated as of September 15, 2012, between CIBC and Deutsche Bank Trust Company Americas, as trustee (the “indenture”). Terms that apply generally to our Senior Global Medium-Term Notes (Structured Notes) are described in “Description of the Notes We May Offer” in the accompanying Prospectus Supplement. The terms described in this Pricing Supplement are additional to those described in the accompanying Prospectus and the accompanying Prospectus Supplement and, if the terms described here are inconsistent with those described in those documents, the terms described in this Pricing Supplement are controlling.

We will not pay periodic interest payments on the Notes.

Composition of the Basket

The Basket is composed of 8 Basket Components, which are the healthcare industry securities selected by Raymond James. The identity of the Basket Components will not change over the term of the Notes, except in limited circumstances relating to corporate events that may affect the Basket Components, as described below.

The “Initial Basket Component Level” of each Basket Component will be determined on the Pricing Date and set forth in the “Summary” section in this Pricing Supplement. The value of any Basket Component on any Trading Day, including the Valuation Date, will be its official closing level.

The Initial Level will be set to 100 on the Pricing Date.  The “Final Level” will equal the Initial Level multiplied by the Percentage Change.  The Percentage Change for the Notes will equal the sum of the “Weighted Percentage Change” for each Basket Component.  The “Weighted Percentage Change” for each Basket Component will be equal to the product of (a) its Weighting Percentage and (b) its Component Change.

With respect to each Basket Component, the Component Change is equal to the following:

Final Basket Component Level – Initial Basket Component Level

Initial Basket Component Level

Each Basket Component will be assigned a Weighting Percentage of 12.5%, as set forth in the “Summary” section in this Pricing Supplement.

Payment at Maturity

If the Percentage Change multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the Notes will equal the Maximum Redemption Amount.

If the Percentage Change multiplied by the Upside Leverage Factor is positive but is less than the Maximum Return, then the amount that the investors will receive at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change × Upside Leverage Factor)]

If the Percentage Change is zero, then the payment at maturity will equal the principal amount of the Notes.

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If the Percentage Change is negative, the amount that the investors will receive at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

Certain Definitions

Business Day. A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Trading Day. A “Trading Day” means a day on which the principal trading market for each of the Basket Components is open for trading.

Upside Leverage Factor. The “Upside Leverage Factor” means 200%.

Maximum Redemption Amount. The “Maximum Redemption Amount” will be between $1,300 and $1,330 per $1,000 in the principal amount of the Notes, to be determined on the Pricing Date.

Maximum Return. The “Maximum Return” will be between 30% and 33%, to be determined on the Pricing Date.

Closing Price. For any date of determination, the “Closing Price” of each Basket Component will be the closing price of such Basket Component on its primary exchange published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable. In certain special circumstances, the Closing Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “—Unavailability of the Closing Price of any of the Basket Components on the Valuation Date,” “—Consequences of Market Disruption Events” and “—Appointment of Independent Calculation Experts” below.

Unavailability of the Closing Price of any of the Basket Components on the Valuation Date

If any Basket Component’s listing is withdrawn from the principal national securities exchange on which it is listed for trading and such Basket Component is not listed on any national exchange, or trading on such Basket Component is terminated on or prior to the Valuation Date, then the Closing Price for such Basket Component on that date will be determined by the Calculation Agent. In determining the Closing Price for such Basket Component on that date, the Calculation Agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market supplied by one or more third parties or internal sources including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.

Consequences of Market Disruption Events

If a Market Disruption Event in respect of any Basket Component occurs or is continuing on the Valuation Date, then the Valuation Date will be postponed for each Basket Component to the first succeeding day that is a Trading Day for each Basket Component and on which a Market Disruption Event has not occurred and is not continuing for any Basket Component. If a Market Disruption Event in respect of any Basket Component occurs or is continuing on each Trading Day to and including the seventh Trading Day following the Valuation Date, the Closing Price of each Basket Component will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh Trading Day, regardless of the occurrence or continuation of a Market Disruption Event in respect of one or more Basket Components on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Price of each affected Basket Component that would have prevailed in the absence of the Market Disruption Event. If the Valuation Date is postponed, the Maturity Date shall be postponed by the same number of business days. No interest will accrue as a result of delayed payment.

A “Market Disruption Event” means any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its

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obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any of the Basket Components:

•                  a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the Calculation Agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the Calculation Agent;

•                  any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that security in its primary market;

•                  the closure on any day of the primary market for that security on a scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled Trading Day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled Trading Day for such primary market;

•                  any scheduled Trading Day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•                  any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this Pricing Supplement.

Anti-dilution Adjustments

The Calculation Agent will adjust the Initial Basket Component Level for any Basket Component as described below, but only if an event described below under this “–Anti-dilution Adjustments” section occurs with respect to that Basket Component and only if the relevant event occurs during the period described under the applicable subsection. The Initial Basket Component Level for each Basket Component will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Basket Component.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Basket Component Level for any Basket Component, the Calculation Agent will adjust the Initial Basket Component Level of that Basket Component for each event, sequentially, in the order in which the events occur, and on a cumulative basis. As a result, having adjusted the Initial Basket Component Level for a Basket Component for the first event, the Calculation Agent will adjust the Initial Basket Component Level for that same Basket Component for the second event, applying the required adjustment to the Initial Basket Component Level as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the Calculation Agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to the Notes, that results solely from that event. The Calculation Agent may also adjust the Final Basket Component Level of the applicable Basket Component in order to ensure an appropriate result. The Calculation Agent may, in its sole discretion, modify the anti-dilution adjustments set forth in this section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

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If a Basket Component is subject to a stock split or receives a stock dividend, then the Calculation Agent will adjust its Initial Basket Component Level by dividing the prior Initial Basket Component Level – that is, the Initial Basket Component Level before the stock split or stock dividend – by an amount equal to: (1) the number of shares of the applicable Basket Component outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the applicable Basket Component outstanding immediately before the stock split or stock dividend becomes effective. The Initial Basket Component Level for a Basket Component will not be adjusted, however, unless:

•                  in the case of a stock split, the first day on which that Basket Component trades without the right to receive the stock split occurs after the Pricing Date and on or before the Valuation Date; or

•                  in the case of a stock dividend, the ex-dividend date occurs after the Pricing Date and on or before the Valuation Date.

The ex-dividend date for any dividend or other distribution with respect to a Basket Component is the first day on which that Basket Component trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If a Basket Component is subject to a reverse stock split, then the Calculation Agent will adjust its Initial Basket Component Level by multiplying the prior Initial Basket Component Level by an amount equal to: (a) the number of shares of that Basket Component outstanding immediately before the reverse stock split becomes effective; divided by (b) the number of shares of that Basket Component outstanding immediately after the reverse stock split becomes effective. The Initial Basket Component Level of a Basket Component will not be adjusted, however, unless the reverse stock split becomes effective after the Pricing Date and on or before the Valuation Date.

Extraordinary Dividends

Any distribution or dividend on any Basket Component determined by the Calculation Agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend.  The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend.  Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to any Basket Component, the Calculation Agent will adjust the Initial Basket Component Level to equal the product of:  (1) the prior Initial Basket Component Level, times (2) a fraction, the numerator of which is the amount by which the Closing Price of such Basket Component on the Trading Day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the Closing Price of such Basket Component on the Trading Day before the ex-dividend date. The Initial Basket Component Level will not be adjusted, however, unless the ex-dividend date occurs after the Pricing Date and on or before the Valuation Date.

Transferable Rights and Warrants

If a Basket Component Issuer issues transferable rights or warrants to all holders of that Basket Component to subscribe for or purchase that Basket Component at an exercise price per share that is less than the Closing Price of the Basket Component on the business day before the ex-dividend date for the issuance, then the applicable Initial Basket Component Level will be adjusted in such manner as the Calculation Agent reasonably determines shall be necessary to reflect the economic impact of such transactions.

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The Initial Basket Component Level will not be adjusted, however, unless the ex-dividend date described above occurs after the Pricing Date and on or before the Valuation Date.

Reorganization Events

If a Basket Component Issuer undergoes a reorganization event in which property other than the applicable Basket Component – e.g., cash and securities of another issuer – is distributed in respect of that Basket Component, then, for purposes of calculating its Basket Component Performance, the Calculation Agent will determine the Closing Price of that Basket Component on the Valuation Date to equal the value of the cash, securities and other property distributed in respect of one share of that Basket Component.

If the Calculation Agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the Calculation Agent will, in its sole discretion, make such other adjustments as it deems to be necessary, or may substitute another stock for that Basket Component.

Each of the following is a reorganization event with respect to a Basket Component:

•                  the Basket Component is reclassified or changed;

•                  the Basket Component Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•                  a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•                  the Basket Component Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•                  the Basket Component Issuer effects a spin-off - that is, issues to all holders of that Basket Component equity securities of another issuer, other than as part of an event described in the four bullet points above;

•                  the Basket Component Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•                  another entity completes a tender or exchange offer for all of the outstanding stock of the Basket Component Issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Basket Component, and the Calculation Agent does not substitute another stock for that Basket Component as described in “—Substitution” below, then the Calculation Agent will determine the applicable Closing Price on the Valuation Date so as to equal the value of the property – whether it be cash, securities or other property – distributed in the reorganization event in respect of one share of that Basket Component, as that Basket Component existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The Calculation Agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the Pricing Date and on or before the Valuation Date.

For the purpose of making a determination required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the Calculation Agent will use the Closing Price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of a Basket Component may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent in its sole discretion.

If a reorganization event occurs and the Calculation Agent adjusts the Closing Price of a Basket Component on the Valuation Date to equal the value of the distribution property distributed in the event, as described above, the Calculation Agent will make further determinations for later events that affect the distribution property. The

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Calculation Agent will do so to the same extent that it would make determinations if that Basket Component were outstanding and were affected by the same kinds of events.

For example, if a Basket Component Issuer merges into another company and each share of that Basket Component is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on the Valuation Date the Closing Price of that Basket Component will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of that Closing Price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this “–Anti-dilution Adjustments” section or as described above in the “–Reorganization Events” subsection as if the common shares were that Basket Component. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Price.

When we refer to “distribution property,” we mean the cash, securities and other property distributed in a reorganization event in respect of a Basket Component. If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the Closing Price of the Basket Component on the Valuation Date. In the case of a spin-off, the distribution property also includes the Basket Component in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Basket Component as described above. Consequently, in this Pricing Supplement, when we refer to a Basket Component, we mean any distribution property that is distributed in a reorganization event in respect of that Basket Component. Similarly, when we refer to a Basket Component Issuer, we mean any successor entity in a reorganization event.

Substitution. If the Calculation Agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the applicable Basket Component upon becoming subject to a reorganization event, then the Calculation Agent will, in its sole discretion, substitute another stock for that Basket Component. In such case, the adjustments described above under “–Valuation of Distribution Property” will not apply.

If the Calculation Agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange as a substitute for that Basket Component. For all purposes, the substitute stock will be deemed to be that Basket Component for all purposes of the Notes. The Calculation Agent will determine, in its sole discretion, the Initial Basket Component Level, each Dividend Amount and/or the manner of valuation of the substitute stock. The Calculation Agent will have the right to make such adjustments to the calculation of the applicable Basket Component Performance and Dividend Amount as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Other Events and Adjustments. The Calculation Agent may make such adjustments to the composition of the Basket or other terms of the Notes for any corporate event described above, or for any nationalization, regulatory compliance requirement, force majeure or any other unanticipated event of similar magnitude and significance, as it determines may be necessary to ensure an equitable result.

Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts” below.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “—Unavailability of the Closing Price of any of the Reference Basket Components on the Valuation Date,” “—Anti-dilution Adjustments” or “—Consequences of Market Disruption Events” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the affected Basket Component is traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the

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Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the section “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the payment at maturity, calculated as though the date of acceleration were the Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

Role of the Calculation Agent

The Calculation Agent will make all determinations regarding the prices of the Basket Components, the payment at maturity, the Dividend Amounts of the Basket Components, Trading Days, business days, Market Disruption Events, any required anti-dilution adjustments, and the default amount. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the Calculation Agent.

Canadian Imperial Bank of Commerce is expected to serve as the Calculation Agent for the Notes. We may appoint a different Calculation Agent without your consent and without notifying you.

Listing

The Notes will not be listed on any securities exchange.

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INFORMATION REGARDING THE BASKET COMPONENTS

General

Included in the pages that follow are brief descriptions of each of the Basket Components. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for each of the Basket Components. We obtained the historical closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. The figures for closing prices may have been adjusted to reflect certain corporate transactions, such as stock splits.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of each of the Basket Components should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Basket Components. We cannot give you assurance that the performance of the Basket Components will result in any positive return on the Notes.

The issuer of each Basket Component is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. In addition, information filed with the SEC can be inspected and copied, at prescribed rates, at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the issuer of each of the Basket Components may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We and Raymond James do not make any representation that these publicly available documents are accurate or complete.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this Pricing Supplement or the accompanying Prospectus and Prospectus Supplement. We have not independently verified any of the information herein obtained from outside sources.

This Pricing Supplement relates only to the Notes offered hereby and does not relate to the Basket Components or other securities of the issuer of any of the Basket Components. We have derived any and all disclosure contained in this Pricing Supplement regarding the issuer of each of the Basket Components from the publicly available documents described above. In connection with the offering of the Notes, we and Raymond James have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the issuer of any of the Basket Components. We and Raymond James do not make any representation that such publicly available documents are, or any other publicly available information is, accurate or complete. Furthermore, we and Raymond James cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading prices of the Basket Components have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuer of any of the Basket Components could affect the Payment at Maturity with respect to the Notes and therefore the trading price of the Notes.

Selection of the Composition of the Basket

The composition of the Basket and the identity of the Basket Components were selected in February 2018 by the Equity Research Department at Raymond James & Associates, Inc., which regularly publishes research regarding the healthcare sector.  However, any views expressed by such research department are separate and apart from the offering of these Notes and do not constitute investment advice.  There is no assurance that any Basket Component Issuer will be successful or that the price of any Basket Component will increase.  The business, results of operations and prospects of such companies, and the growth of the healthcare industry as a whole, are subject to conditions outside the control of Raymond James and CIBC.  Moreover, the composition of the Basket does not reflect any investment recommendations from us, Raymond James or any of our respective affiliates.  Nether we, Raymond James nor any of our respective affiliates makes any representation as to the performance of the Basket or any Basket Component therein or otherwise endorses those stocks.

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License Agreement

We have entered into a license agreement with Raymond James, under which we obtained the right to use the stocks discussed herein in connection with our issuance of the Notes. Under the license agreement, we agreed to pay Raymond James a fee of up to 0.77% of the principal amount of the Notes.

The license agreement requires this section to state as follows:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Basket to track general or industry-specific stock market performance. Raymond James and its third party licensors have no obligation to take the needs of CIBC or the holders of the Notes into consideration in determining, composing or calculating the Basket. CIBC is the Calculation Agent for the Notes and will have discretion in making various determinations that affect the Notes and Raymond James is not responsible for any such calculations or determinations. Raymond James has no obligation or liability in connection with the administration or trading of the Notes.

Raymond James has licensed certain of its trademarks to us.

The mark “Raymond James” is a trademark of Raymond James & Associates, Inc. and/or its affiliates, and has been licensed for our use.

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THE BASKET COMPONENTS

CVS Health Corporation

CVS Health Corporation is an integrated pharmacy health care provider. CVS Health Corporation’s offerings include pharmacy benefit management services, mail order, retail and specialty pharmacy, disease management programs, and retail clinics. CVS Health Corporation operates drugstores throughout the U.S., the District of Columbia, and Puerto Rico. Its common stock trades on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “CVS.”

Historical Information of the Common Stock of CVS Health Corporation

The following table sets forth the high and low Closing Prices of this Basket Component from the first quarter of 2013 through February 26, 2018.

		High ($)	Low ($)
2013	First Quarter	55.30	49.68
	Second Quarter	60.35	54.13
	Third Quarter	62.17	56.75
	Fourth Quarter	71.58	56.64
2014	First Quarter	75.30	65.44
	Second Quarter	78.92	72.58
	Third Quarter	82.24	76.04
	Fourth Quarter	98.25	78.81
2015	First Quarter	104.56	94.16
	Second Quarter	106.47	98.74
	Third Quarter	113.45	95.12
	Fourth Quarter	105.29	91.56
2016	First Quarter	104.05	89.65
	Second Quarter	106.10	93.21
	Third Quarter	98.06	88.99
	Fourth Quarter	88.80	73.53
2017	First Quarter	83.92	74.80
	Second Quarter	82.79	75.95
	Third Quarter	83.31	75.35
	Fourth Quarter	80.91	66.80
2018	First Quarter (through February 26, 2018)	83.63	67.99

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UnitedHealth Group Incorporated

UnitedHealth Group Incorporated owns and manages organized health systems in the United States and internationally. The company provides employers products and resources to plan and administer employee benefit programs. UnitedHealth Group Incorporated also serves the health needs of older Americans, provides specialized care services, and provides healthcare information and research to providers and payers. Its common stock trades on the NYSE under the symbol “UNH.”

Historical Information of the Common Stock of UnitedHealth Group Incorporated

The following table sets forth the high and low Closing Prices of this Basket Component from the first quarter of 2013 through February 26, 2018.

		High ($)	Low ($)
2013	First Quarter	57.77	51.40
	Second Quarter	66.09	58.54
	Third Quarter	75.18	65.27
	Fourth Quarter	75.30	66.94
2014	First Quarter	81.99	69.74
	Second Quarter	82.34	74.95
	Third Quarter	88.56	79.26
	Fourth Quarter	103.04	82.16
2015	First Quarter	121.00	98.92
	Second Quarter	123.25	111.40
	Third Quarter	125.86	109.98
	Fourth Quarter	123.99	110.63
2016	First Quarter	129.83	109.23
	Second Quarter	141.20	125.68
	Third Quarter	143.69	133.62
	Fourth Quarter	163.94	133.92
2017	First Quarter	171.78	157.62
	Second Quarter	186.50	164.96
	Third Quarter	199.75	185.48
	Fourth Quarter	228.17	192.52
2018	First Quarter (through February 26, 2018)	248.47	216.46

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Abbott Laboratories

Abbott Laboratories discovers, develops, manufactures, and sells a broad and diversified line of health care products and services. Abbott Laboratories’ products include pharmaceuticals, nutritional, diagnostics, and vascular products. Abbott Laboratories markets its products worldwide through affiliates and distributors. Its ordinary shares trade on the NYSE under the symbol “ABT.”

Historical Information of the Ordinary Shares of Abbott Laboratories

The following table sets forth the high and low Closing Prices of this Basket Component from the first quarter of 2013 through February 26, 2018.

		High ($)	Low ($)
2013	First Quarter	35.32	32.05
	Second Quarter	38.56	34.88
	Third Quarter	36.88	32.93
	Fourth Quarter	38.71	33.01
2014	First Quarter	40.12	35.85
	Second Quarter	41.00	37.02
	Third Quarter	43.69	41.05
	Fourth Quarter	46.37	39.99
2015	First Quarter	47.83	43.41
	Second Quarter	50.03	45.89
	Third Quarter	51.20	39.06
	Fourth Quarter	46.05	39.89
2016	First Quarter	42.93	36.34
	Second Quarter	44.08	36.95
	Third Quarter	45.29	39.44
	Fourth Quarter	43.50	37.60
2017	First Quarter	45.72	39.05
	Second Quarter	49.27	42.67
	Third Quarter	53.64	47.94
	Fourth Quarter	57.47	53.68
2018	First Quarter (through February 26, 2018)	63.42	56.27

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Boston Scientific Corporation

Boston Scientific Corporation develops, manufactures, and markets minimally invasive medical devices. Boston Scientific Corporation’s products are used in interventional cardiology, cardiac rhythm management, peripheral interventions, electrophysiology, neurovascular intervention, endoscopy, urology, gynecology, and neuromodulation. Its common stock trades on the NYSE under the symbol “BSX.”

Historical Information of the Common Stock of Boston Scientific Corporation

The following table sets forth the high and low Closing Prices of this Basket Component from the first quarter of 2013 through February 26, 2018.

		High ($)	Low ($)
2013	First Quarter	7.81	5.89
	Second Quarter	9.64	7.09
	Third Quarter	11.99	9.15
	Fourth Quarter	12.38	11.18
2014	First Quarter	13.98	11.91
	Second Quarter	13.77	12.58
	Third Quarter	13.29	11.81
	Fourth Quarter	13.68	11.37
2015	First Quarter	18.07	13.22
	Second Quarter	18.51	17.18
	Third Quarter	18.02	15.78
	Fourth Quarter	18.94	16.42
2016	First Quarter	18.82	16.07
	Second Quarter	23.37	18.94
	Third Quarter	24.48	23.11
	Fourth Quarter	23.77	20.09
2017	First Quarter	25.41	21.88
	Second Quarter	28.25	24.42
	Third Quarter	29.17	26.26
	Fourth Quarter	29.80	24.79
2018	First Quarter (through February 26, 2018)	28.42	25.20

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Mylan N.V.

Mylan N.V. is a global generic and specialty pharmaceuticals company. Mylan N.V. operates an active pharmaceutical ingredient manufacturer and runs a specialty business focused on respiratory, allergy, and psychiatric therapies. Its common stock trades on the NASDAQ under the symbol “MYL.”

Historical Information of the Common Stock of Mylan N.V.

The following table sets forth the high and low Closing Prices of this Basket Component from the first quarter of 2013 through February 26, 2018.

		High ($)	Low ($)
2013	First Quarter	31.01	27.54
	Second Quarter	31.87	27.96
	Third Quarter	38.95	30.37
	Fourth Quarter	44.50	37.87
2014	First Quarter	57.20	42.26
	Second Quarter	52.10	45.72
	Third Quarter	52.34	44.97
	Fourth Quarter	58.62	45.27
2015	First Quarter	64.96	52.74
	Second Quarter	76.06	57.94
	Third Quarter	71.49	39.80
	Fourth Quarter	55.28	39.16
2016	First Quarter	54.09	41.42
	Second Quarter	48.80	38.62
	Third Quarter	49.92	38.12
	Fourth Quarter	38.92	34.14
2017	First Quarter	45.28	35.81
	Second Quarter	40.09	36.72
	Third Quarter	39.49	29.63
	Fourth Quarter	42.31	32.39
2018	First Quarter (through February 26, 2018)	47.64	39.25

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Incyte Corporation

Incyte Corporation is a biopharmaceutical company. Incyte Corporation discovers, develops, and commercializes proprietary small molecule drugs, primarily used in oncology. Its common stock trades on the NASDAQ under the symbol “INCY.”

Historical Information of the Common Stock of Incyte Corporation

The following table sets forth the high and low Closing Prices of this Basket Component from the first quarter of 2013 through February 26, 2018.

		High ($)	Low ($)
2013	First Quarter	24.95	17.00
	Second Quarter	24.49	19.07
	Third Quarter	38.15	22.48
	Fourth Quarter	51.34	34.71
2014	First Quarter	68.83	49.94
	Second Quarter	56.44	43.10
	Third Quarter	56.59	45.35
	Fourth Quarter	78.89	45.60
2015	First Quarter	97.08	71.49
	Second Quarter	110.15	88.46
	Third Quarter	131.47	95.16
	Fourth Quarter	126.46	100.21
2016	First Quarter	103.80	63.05
	Second Quarter	87.71	68.69
	Third Quarter	94.29	76.11
	Fourth Quarter	108.10	83.28
2017	First Quarter	152.66	102.32
	Second Quarter	141.55	115.19
	Third Quarter	138.27	109.15
	Fourth Quarter	116.60	93.56
2018	First Quarter (through February 26, 2018)	100.98	83.92

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Vertex Pharmaceuticals Incorporated

Vertex Pharmaceuticals Incorporated discovers, develops, and commercializes pharmaceutical products. Vertex Pharmaceuticals Incorporated develops drugs for the treatment of cystic fibrosis, cancer, inflammatory bowel, autoimmune disease, and neurological disorders. Vertex Pharmaceuticals Incorporated serves the healthcare sector internationally. Its common stock trades on the NASDAQ under the symbol “VRTX.”

Historical Information of the Common Stock of Vertex Pharmaceuticals Incorporated

The following table sets forth the high and low Closing Prices of this Basket Component from the first quarter of 2013 through February 26, 2018.

		High ($)	Low ($)
2013	First Quarter	54.97	43.65
	Second Quarter	85.60	52.60
	Third Quarter	88.51	74.53
	Fourth Quarter	77.83	60.18
2014	First Quarter	85.48	67.80
	Second Quarter	94.68	62.44
	Third Quarter	113.90	84.74
	Fourth Quarter	120.78	101.10
2015	First Quarter	134.25	107.88
	Second Quarter	135.82	116.43
	Third Quarter	141.48	98.50
	Fourth Quarter	133.26	107.23
2016	First Quarter	123.45	78.40
	Second Quarter	96.09	79.15
	Third Quarter	102.83	85.00
	Fourth Quarter	95.36	72.02
2017	First Quarter	109.35	74.89
	Second Quarter	135.53	107.45
	Third Quarter	166.11	128.23
	Fourth Quarter	155.55	137.28
2018	First Quarter (through February 26, 2018)	172.99	151.60

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Sage Therapeutics, Inc.

Sage Therapeutics, Inc. develops treatments for central nervous system disorders. Sage Therapeutics, Inc. provides treatments for schizophrenia, major depressive disorder, pain, and traumatic brain injury conditions. Its common stock trades on the NASDAQ under the symbol “SAGE.”

Historical Information of the Common Stock of Sage Therapeutics, Inc.

The following table sets forth the high and low Closing Prices of this Basket Component from July 18, 2014 through February 26, 2018.

		High ($)	Low ($)
2014	Third Quarter (from July 18, 2014)	33.40	25.86
	Fourth Quarter	43.75	30.50
2015	First Quarter	53.38	36.99
	Second Quarter	86.71	46.26
	Third Quarter	76.98	40.75
	Fourth Quarter	60.95	41.09
2016	First Quarter	56.51	28.63
	Second Quarter	39.42	26.96
	Third Quarter	46.78	31.10
	Fourth Quarter	55.68	38.71
2017	First Quarter	71.07	46.01
	Second Quarter	84.94	64.75
	Third Quarter	88.52	61.40
	Fourth Quarter	167.34	60.72
2018	First Quarter (through February 26, 2018)	192.33	152.15

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USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the amount due at maturity of the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Basket Components, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “—Certain Business and Trading Activities May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes” in this Pricing Supplement.

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this Pricing Supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this Pricing Supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this Pricing Supplement.

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement.

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Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This summary applies only to holders that acquire their Notes in this offering for a price equal to the original offering price, which we understand will be at par, and hold such Notes as capital assets. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. tax; and United States expatriates. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes.

Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Notes may be properly treated as a custodial arrangement under which CIBC is treated as holding the Basket on behalf of Note holders. In this case, any dividends paid on the Basket would be immediately taxable to Note holders, even though Note holders would not receive a distribution at such time. Additionally, in this case, the Internal Revenue Service could also assert that a holder should be required to treat any amounts attributable to the Participation Rate as separate investment expenses to the extent the Participation Rate is less than 100%. The deduction of any such deemed expenses would generally be subject to a 2% floor on miscellaneous itemized deductions applicable to a holder who is an individual, trust or estate. Such amount would correspondingly increase the amount of gain and income or decrease the amount of loss recognized by a holder with respect to an investment in the Notes.

Another possible alternative treatment is that a Note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of a Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Note. You would recognize gain or loss upon the sale, call or maturity of the Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Note. In general, your adjusted basis in the Note would be equal

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to the amount you paid for the Note, increased by the amount of interest you previously accrued with respect to the Note. Any gain you recognize upon the sale, call or maturity of the Note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to the Note, and thereafter would be capital loss.

If a Note is treated as a contingent payment debt instrument and you purchase a Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase a Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the Notes should be treated as ordinary gain or loss. In addition, it is possible that the amount an individual holder receives upon sale or maturity that is attributable to the Dividend Amount will be taxable as a dividend, which may be treated, in whole or in part, as qualified dividend income, subject to the reduced tax rate applicable to net long-term capital gains. Holders should consult their tax advisors as to the tax consequences of such characterizations and any possible alternative characterizations of the Notes for U.S. federal income tax purposes.

We do not believe that the “constructive ownership transaction” rules of Section 1260 of the Code apply to this offering.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus.

Foreign Account Tax Compliance Act

For information regarding the applicability of FATCA to the securities, please see the discussion under “Material Income Tax Consequences—United States Taxation—FATCA Withholding” in the accompanying prospectus. FATCA may impose a 30% withholding tax on payments of gross proceeds from the sale, exchange or redemption of property that gives rise to U.S.-source dividends or interest. Although, based on the characterization of the securities as pre-paid cash-settled derivative contracts, the securities should not be subject to FATCA, they could be subject to FATCA if they are characterized in a different manner or are subject to withholding under Section 871(m). The Internal Revenue Service recently announced in published guidance its intent to amend the regulations to extend the effective date of withholding on gross proceeds to 1 January 2019. Similarly, the Internal Revenue Service announced its intention to delay the effective date of withholding tax on “foreign passthru payments” to the later of 1 January 2019 or the date of publication of final U.S. Treasury regulations defining such term.

PRS-35

Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-36

Notes Linked to Raymond James Healthcare Top Selections due September 26, 2019

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from the Bank for distribution through Raymond James which will act as agent in the distribution of the Notes. The Notes sold to investors will be offered at the issue price of $1,000 per Note. No commissions will be paid in connection with the sale of the Notes. Raymond James will receive licensing fees for its research related to the Basket Components, as described in “Description of the Basket Components–License Agreement”.

We will deliver the Notes on a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Raymond James and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Raymond James and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Raymond James and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. Raymond James and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Bank owns, directly or indirectly, all of the outstanding equity securities of CIBCWM.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this Pricing Supplement in the initial sale of the Notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this Pricing Supplement in market-making transactions in any Notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this Pricing Supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

PRS-37